EX-4.jjj


                                      JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
[2900 Westchester Avenue                         OF NEW YORK
Purchase, New York 10577]                    A STOCK COMPANY

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             JOINT 5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT
                        WITH ANNUAL STEP-UP ENDORSEMENT

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN OPTIONAL BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED.

THE FOR LIFE GUARANTEE DOES NOT BECOME EFFECTIVE UNTIL THE LATER OF THE CONTRACT ANNIVERSARY ON OR IMMEDIATELY FOLLOWING THE YOUNGEST OWNER'S 65TH BIRTHDAY OR THE EFFECTIVE DATE OF THE ENDORSEMENT. FOR THE FOR LIFE GUARANTEE TO TAKE EFFECT, THE CONTRACT MUST STILL BE IN FORCE WITH A CONTRACT VALUE GREATER THAN ZERO AND THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE MUST BE BEFORE THE INCOME DATE. IN ADDITION, ON THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE, THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) IS RESET.

A PARTIAL WITHDRAWAL IN EXCESS OF THE GAWA MAY HAVE AN ADVERSE EFFECT ON THE GUARANTEED WITHDRAWAL BALANCE (GWB) AND THE GAWA. IF THE CONTRACT VALUE HAS DECREASED BECAUSE OF POOR MARKET PERFORMANCE, THE GWB COULD BE CONSIDERABLY REDUCED SINCE IT IS BASED ON THE CONTRACT VALUE AFTER THE WITHDRAWAL. A WITHDRAWAL IN EXCESS OF THE GAWA IN ANY CONTRACT YEAR WILL DECREASE THE GAWA.

WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR.

UPON FULL SURRENDER OF THE CONTRACT, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT WITH A REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE.

FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 7.

Certain definitions as found in the Contract which are relevant to this Endorsement have been listed below for informational purposes.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

INCOME DATE. The date on which annuity payments are scheduled to begin.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

The Contract is amended as follows:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

\
"GUARANTEED MINIMUM WITHDRAWAL       On a monthly  basis,  the  charge  equals  [X.XXXX]%  of the
BENEFIT (GMWB) CHARGE:               Guaranteed Withdrawal Balance (GWB) and is deducted from the
                                     Separate  Account  Contract  Value  (i) at the  end of  each
                                     Contract Month;  and (ii) upon termination of the GMWB. Upon an Owner initiated  step-up,  the Company reserves the right to  increase  the GMWB  Charge,  subject  to a maximum  GMWB
                                     Charge, on a monthly basis, of [X.XXXX]%.

                                     The GMWB Charge will be discontinued upon the earlier of the termination  of  this  benefit  or the  date  on  which  the
                                     Contract Value equals zero."

2) The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT MONTH. The period of time between consecutive monthly anniversaries of the Issue Date.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owners are allowed to withdraw each Contract Year for the guarantee to remain fully effective.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals.

RECAPTURE CHARGE. For Contracts with a Contract Enhancement, the Recapture Charge is assessed against certain withdrawals from the Contract Value whenever a withdrawal of the Premium allocated to the Contract Value that has received a Contract Enhancement is made, or upon the exercise of the Right to Examine."

3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"5% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owners to make periodic partial withdrawals, prior to the Income Date, for the longer of: 1) the duration of the Joint Owner's life who dies last if the For Life Guarantee is in effect or 2) until the total periodic withdrawals equal the GWB at the latest of election or step-up plus any subsequent premiums net of any applicable premium taxes (subject to the $5,000,000.00 limitation discussed below), regardless of the performance of the Investment Divisions or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the GAWA. The GWB will automatically "step up" to the current Contract Value (if greater than the GWB) on each of the first 10 Contract Anniversaries following the effective date of the endorsement. Thereafter, the Owners may "step up" the GWB to the current Contract Value at any time after one year from the prior step-up, subject to the Guaranteed Withdrawal Balance Step-Up provisions. Withdrawals under the GMWB are non-cumulative; therefore if the Owners do not take the GAWA in one year, the Owners may not take more than the GAWA as a guaranteed withdrawal in subsequent years.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

Any withdrawal less than or equal to the GAWA is considered a partial withdrawal, not a full withdrawal, even if it is greater than or equal to the Contract Value.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the GAWA. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the GAWA. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of either Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the Separate Account Contract Value will be adjusted by the difference between the GMWB Charges actually paid and the GMWB Charges that would have been paid assuming the correct ages. Future GMWB Charges will be based on the correct ages.

Assessment of GMWB Charge.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMWB Charges in excess of the Separate Account Contract Value will be waived. GMWB Charges result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be assessed against Your Separate Account Contract Value for the period since the last monthly GMWB Charge.

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of $5,000,000.00:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the GAWA during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA, the GWB is equal to the greater of:
     a.   the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or
     b.   zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the GAWA, the GWB is equal to the lesser of:
     a. the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
     b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

Guaranteed Annual Withdrawal Amount.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to 5% of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus 5% of the subsequent Premium payment, net of any applicable premium taxes, or 5% of the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA and the For Life Guarantee is effective, the GAWA will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA and the For Life Guarantee is not effective, the GAWA is the lesser of:
     a.   the GAWA prior to the partial withdrawal; or
     b.   the GWB after the partial withdrawal.

3. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the GAWA, the GAWA is the lesser of:
     a. 5% of the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
     b.   5% of the GWB after the partial withdrawal.

For Life Guarantee

While the Contract is still in force with a Contract Value greater than zero and before the Income Date, the For Life Guarantee becomes effective on the later of:

1. the Contract Anniversary on or immediately following the youngest Owner's 65th birthday; or 2. the effective date of the endorsement.

At the time the For Life Guarantee becomes effective, the GAWA is reset to equal 5% of the current GWB.

The For Life Guarantee is terminated when the GMWB is terminated.

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease (except for the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

If the For Life Guarantee is effective, the Owners will receive annual payments of the GAWA until the death of the last surviving Joint Owner.

If the For Life Guarantee is not effective, the Owners will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owners may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the last surviving Owner, the Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit will apply.

Guaranteed Withdrawal Balance Step-Up.

On each of the first 10 Contract Anniversaries following the effective date of the endorsement, the GWB will automatically step up.

On or after the 11th anniversary of the effective date of this endorsement, the Owners may elect to step up the GWB. Step-ups may be elected anytime after one year from the prior step-up. Upon election of a step-up, the Company reserves the right to prospectively increase the GMWB Charge, subject to the maximum GMWB Charge provided in this endorsement. The request will be processed and effective on the day We receive the request in Good Order.

At the time of step-up:

1. The GWB equals the greater of:
     a.   the Contract Value, subject to a maximum of $5,000,000.00; or
     b.   the GWB prior to step-up.

2. The GAWA is the greater of:
     a.   5% of the new GWB; or
     b.   the GAWA prior to the step-up."

4) The following language is added to the DEATH BENEFIT PROVISIONS of the
Contract:

"Upon the death of either Joint Owner, while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by the surviving Joint Owner, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. No adjustments will be made to the GWB or the GAWA at the time of such continuation. Step-ups will continue automatically or as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date. Continuance of automatic step-ups will continue to be based on the original effective date of the endorsement upon spousal continuation. If the For Life Guarantee is already in effect, it will remain in effect. If the For Life Guarantee is not in effect upon continuation, it will become effective in accordance with the For Life Guarantee provision and will be based on the youngest original Joint Owner's age."

TERMINATION OF THE GMWB. The GMWB will terminate and all benefits under this endorsement will cease on the earlier of:

1.   the date the Owners elect to receive income payments under the Contract;
2.   the date of a full surrender;
3. the date upon which the Contract terminates because either Joint Owner dies, unless continued by the spouse;
4. the Continuation Date if the surviving Joint Owner elects to terminate the GMWB; and
5. the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract):
_____________________

                                      SIGNED FOR THE JACKSON NATIONAL LIFE
                                      INSURANCE COMPANY OF NEW YORK

                                      /s/ Clark P. Manning

                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                     Illustration of the Calculation of the
   Joint 5% For Life Guaranteed Minimum Withdrawal Benefit With Annual Step-Up

These examples are provided to assist you in understanding how the GWB and GAWA values are computed for this endorsement. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions. The endorsement permits periodic partial withdrawals for the longer of 1) Joint Owner's life who dies last if the For Life Guarantee is in effect or 2) until the total periodic withdrawals equal the GWB at the latest of election or step-up plus any subsequent premiums net of any applicable premium taxes (subject to a maximum of $5,000,000.00).

The following examples assume you elect the 5% For Life GMWB when you purchase your Contract and your initial Premium payment is $100,000. No other optional benefits are elected. Under these circumstances, your initial GWB is $100,000 and your initial GAWA is $5,000.

EXAMPLE 1: WITHDRAWAL EQUAL TO THE GAWA WHEN THE CONTRACT VALUE HAS DECREASED DUE TO NEGATIVE MARKET PERFORMANCE.

If you withdraw the GAWA ($5,000) and your Contract Value is $80,000 at the time of withdrawal, then

o Your GWB becomes $95,000, which is your prior GWB ($100,000) minus the GAWA ($5,000).

o Your GAWA for the next year remains $5,000, because you did not take more than the GAWA ($5,000).

EXAMPLE 2: WITHDRAWAL EXCEEDS THE GAWA WHEN THE CONTRACT VALUE HAS DECREASED DUE TO NEGATIVE MARKET PERFORMANCE.

If your Contract Value is $80,000 at the time of withdrawal, then if you withdraw $10,000

     o We recalculate your GWB by comparing the results of two calculations and choosing the lesser amount:

          o First, we deduct the amount of the withdrawal ($10,000) from your Contract Value ($80,000). This equals $70,000 and is your new Contract Value.

          o Second, we deduct the amount of the withdrawal ($10,000) from your GWB ($100,000). This is $90,000.

          o Your new GWB becomes $70,000, since this is the lesser of the two amounts.

     o We also recalculate the GAWA to equal the lesser of 5% of the new GWB or 5% of the new Contract Value, which is $3,500.

As you can see from the examples above, taking a withdrawal that exceeds the GAWA when your Contract Value has decreased due to negative market performance reduces the Guaranteed Minimum Withdrawal Benefit. In the case illustrated in example 2, the GWB was reduced by an additional $20,000, which is equal to the difference between the GWB and the Contract Value prior to processing the withdrawal ($100,000 - $80,000 = $20,000).